UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 Or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 21, 2013

Image Sensing Systems, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-26056	41-1519168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Spruce Tree Centre, 1600 University Avenue West, St. Paul, Minnesota		500 55104
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (651) 603-7700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)          On June 24, 2013, Gregory R. L. Smith’s resigned as the Chief Financial Officer and Treasurer of Image Sensing Systems, Inc. (the “Company”).

(c)           On June 21, 2013, the Company’s Board of Directors appointed Dale E. Parker as the Company’s Chief Operating Officer, Chief Financial Officer and Treasurer, effective on June 25, 2013. Mr. Parker, age 62, has been a director of the Company since August 2012. He has been a director of HickoryTech Corporation, a publicly-held company, since 2006 and has served as Chair of HickoryTech Corporation’s Board of Directors since January 2011. From 2011 to 2012, he served as interim Chief Financial Officer (CFO) for Ener1, Inc., an energy storage technology company that develops lithium-ion-powered storage solutions for application in the electric utility, transportation and industrial electronics markets. Mr. Parker was the Chief Financial Officer of Neenah Enterprises, Inc., an independent foundry, in 2010. From 2009 to 2010, Mr. Parker was the Vice President of Finance for Paper Works, a producer of coated recycled paper board. He was Chief Financial Officer at Forest Resources, LLC, a company focused on paper product production and conversion, from 2007 to October 2008. Mr. Parker is a Certified Public Accountant.

Mr. Parker will continue to serve on the Company’s Board of Directors but has resigned from the Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee and the Special Subcommittee appointed by the Audit Committee on January 17, 2013 (the “Special Subcommittee”).

(d)          On June 21, 2013, the Company’s Board of Directors appointed Paul F. Lidsky to the Company’s Board. Mr. Lidsky, age 59, was elected as a director of Datalink Corporation in June 1998 and became its President and Chief Executive Officer in July 2009. Mr. Lidsky was the President and Chief Executive Officer of Calabrio, Inc. from October 2007 until July 2009, and he is currently a member of Calabrio, Inc.'s Board of Directors. From December 2005 until September 2007, Mr. Lidsky served as Chief Operating Officer for Spanlink Communications, Inc. Between 2003 and 2004, Mr. Lidsky was President and Chief Executive Officer of Computer Telephony Solutions. From 2002 to 2003, Mr. Lidsky was President and Chief Executive Officer of VigiLanz Corporation. From 1997 until 2002, Mr. Lidsky was the President and Chief Executive Officer of OneLink Communications, Inc. Between 1985 and 1997, Mr. Lidsky was employed by Norstan, Inc., most recently as Executive Vice President of Strategy and Business Development.

Mr. Lidsky was appointed to serve on the Company’s Audit Committee as Chair, its Compensation Committee, its Nominating and Corporate Governance Committee and the Special Subcommittee.

Mr. Lidsky will be compensated as a non-employee director in accordance with the Company’s non-employee director compensation program. Under the program, for 2013, he will receive a pro-rated portion of the $50,000 annual retainer paid to all non-employee directors, of which half will be paid in cash and half as a stock award. In addition, as Chair and a member of the Audit Committee, he will receive a pro-rated portion of the $12,000 annual retainer; as a member of the Compensation Committee, he will receive a pro-rated portion of the $5,000 annual retainer; and as a member of the Nominating and Corporate Governance Committee, he will receive a pro-rated portion of the $4,000 annual retainer.

(e)          Effective as of June 25, 2013, the Company entered into an Employment Agreement with Mr. Parker as the Company’s Chief Financial Officer and Treasurer. Under the Employment Agreement, Mr. Parker will receive an annual base salary of $200,000.00 and will participate in the Company’s incentive cash bonus plan for 2013. Under the bonus plan, as disclosed in the Company’s Current Report on Form 8-K dated April 12, 2013, the participants will beome eligible to receive bonus award payments if the Company’s actual revenue and operating profit each exceeds the target revenue (the “Target Revenue”) and target operating profit for the year ending December 31, 2013. The amount of the bonus pool would be equal to 3.5 percent of the difference between actual revenue and the Target Revenue, assuming that the actual operating profit is equal to at least approximately 6.3 percent of the actual revenue for 2013. Mr. Parker would be entitled to 15 percent of any bonus pool, pro-rated based on the days in 2013 he is an employee of the Company. The amounts of any bonus award payments payable to Mr. Parker cannot be determined at this time. The Employment Agreement with Mr. Parker contains standard confidentiality, non-competition, non-solicitation and invention assignment provisions.

2

In addition, effective on June 25, 2013, the Company’s Board of Directors granted to Mr. Parker a 10-year non-qualified stock option to purchase 50,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on June 25, 2013 as quoted on The NASDAQ Capital Market. The option becomes exercisable in four equal installments on each of the first, second, third and fourth anniversary dates of the date of grant.

The foregoing description of the terms of the Employment Agreement is qualified in its entirety by reference to the copy of the Employment Agreement, which will be filed as an Exhibit to the Company’s next Quarterly Report on Form 10-Q.

Section 7 – Regulation FD

Item 7.01.  Regulation FD Disclosure

On June 21, 2013, James W. Bracke, Chair of the Company’s Board of Directors, was appointed as Chair of the Special Subcommittee. He has served as a member of the Special Subcommittee since its creation on January 17, 2013.

Section 9 – Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits. The following document is hereby filed as an exhibit to this Current Report on Form 8-K:

Exhibit No.

	99.1	Press Release dated June 24, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Image Sensing Systems, Inc.

Date: June 24, 2013
	By:	/s/ Kris B. Tufto
President and Chief Executive Officer (Principal Executive Officer)

3

Exhibit Index

Exhibit No.

99.1	Press Release dated June 24, 2013.

4